EXHIBIT 10.2

CALIPER LIFE SCIENCES, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of March, 2008 by and between CALIPER LIFE SCIENCES, INC., a Delaware corporation (the “Company”), and DR. DANIEL KISNER (“Contractor”).

RECITALS

WHEREAS, the Company and Contractor previously entered into that certain Key Employee Agreement dated as of July 1, 2002, as amended by that Key Employee Agreement Amendment dated as of December 24, 2003 (the “Employment Agreement”), pursuant to which Contractor has served as Chairman of the Company’s Board of Directors; and

WHEREAS, Contractor’s current term as a member of the Company’s Board of Directors will end effective as of the Company’s 2008 Annual Meeting of Stockholders, presently expected to occur on or around June 3, 2008, and Contractor has elected not to run for re-election to a new three-year term on the Company’s Board of Directors; and

WHEREAS, given Contractor’s knowledge of the Company’s business and technologies, the Company desires to be able to continue to obtain services from Contractor upon the termination of the Employment Agreement and the end of Contractor’s service on the Company’s Board of Directors, and Contractor is willing to provide such services to the Company, in each case in accordance with the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties agree as follows:

AGREEMENT

In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1.             ENGAGEMENT OF SERVICES.

1.1           The Company and Contractor hereby agree that effective immediately with the end of Contractor’s current term as a member of the Company Board of Directors (the “Effective Time”), (i) the Employment Agreement shall be terminated and (ii) Contractor, pursuant to the provisions of this Agreement, shall be engaged by the Company to provide consulting services to the Company on an “as requested” basis, including but not limited to consulting relating to the analysis of the Company’s core competitive strengths, the Company’s optimal growth strategies, and the identification and development of product strategies and collaboration opportunities (the “Services”).  It is the intent of the parties that Contractor be engaged as a consultant under this Agreement immediately upon the termination of the Employment Agreement so that there shall not be any interruption of Contractor’s “Continuous Service” to the Company for purposes of the Company’s 1999 Equity Incentive Plan and all outstanding equity awards previously granted to Contractor under such Plan.

1.2           Contractor shall perform Services as requested by the Company from time to time to the best of his ability, such Services to be performed at such place or places and at such times as mutually agreed upon by the Company and Contractor; provided that Contractor shall not be required to provide more than four (4) days of Services per quarter without Contractor’s prior agreement.  The Company recognizes that Contractor may be unavailable to perform Services for certain amounts of time due to other commitments.

2.             COMPENSATION.

2.1           As consideration for Contractor’s Services and for the discharge of all Contractor’s obligations hereunder, the Company shall pay Contractor for Services requested by the Company pursuant to Section 1, as and when performed by Contractor, at the rate of $300.00 per hour or $2,000 per day, as the case may be.  The Company will pay Contractor for Services within thirty (30) days after receipt of Contractor’s invoice for such Services.

2.2           In addition to such compensation, the Company will reimburse Contractor for travel and other out-of-pocket costs reasonably incurred by him in the course of performing Services under this Agreement; provided that the Company shall not be obligated hereunder unless (i) the Company has agreed in advance to reimburse such costs, and (ii) Contractor provides the Company with appropriate receipts or other relevant documentation for all such costs as part of any submission by Contractor for reimbursement.

3.             INDEPENDENT CONTRACTOR.

It is understood and agreed that, upon and after the Effective Time, (i) Contractor shall be an independent contractor and not an agent or employee of the Company, (ii) Contractor shall not have any authority to act on behalf of the Company pursuant to this Agreement, or to obligate the Company by contract or otherwise, and (iii) Contractor shall not be eligible for any employee benefits, nor will the Company make deductions from Contractor’s fees for taxes.  The payment of any taxes related to Contractor’s provision of Services under this Agreement shall be the sole responsibility of Contractor.

4.             ESTABLISHMENT OF CONFIDENTIAL RELATIONSHIP.

Contractor recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities.  Contractor understands that:

4.1           As part of any Services performed by Contractor for the Company, Contractor will be involved in discussions that relate to the Company’s technology and business strategy,

and, in the course of providing Services to the Company, may develop new ideas or inventions or make other contributions of value to the Company.

4.2           This Agreement creates a relationship of trust and confidence between Contractor and the Company with respect to any information which is:

(i)            applicable to the business of the Company or any client or customer of the Company; and

(ii)           is made known to Contractor by the Company or by any client or customer of the Company, or is learned by Contractor while performing Services for the Company.

4.3           The Company possesses and will continue to possess information:  (i) that has been created, discovered, developed, or otherwise become known to the Company; or (ii) in which property rights have been assigned or otherwise conveyed to the Company by another entity, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.  All such information is hereinafter referred to as “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes:  (1) inventions, developments, designs, applications, improvements, trade secrets, formulae, ideas, know-how, methods or processes, discoveries, techniques and data (hereinafter collectively referred to as “Inventions”); and (2) plans for research, development, new products, marketing and selling, information regarding business plans, budgets and unpublished financial statements, licenses, prices and costs, information concerning suppliers and customers and information regarding the skills and compensation of employees of the Company.  Notwithstanding the above, nothing received by Contractor will be considered to be Proprietary Information if: (a) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (b) it has been rightfully received by Contractor from a third party without confidential limitations; (c) it has been independently developed for Contractor by personnel or agents having no access to the Proprietary Information; or (d) it was known to Contractor prior to its first receipt from the Company.

Certain specific obligations of Contractor arising out of Contractor’s confidential relationship with the Company are set forth in Sections 5 and 6 of this Agreement.

5.             RECOGNITION OF COMPANY’S RIGHTS; NONDISCLOSURE.

5.1           All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection with such Proprietary Information.

5.2           At all times, both during the term of this Agreement and after its termination, Contractor will keep in confidence and trust all Proprietary Information and shall not use or disclose to any third party any Proprietary Information or anything related to such information without the written consent of the Company, except as may be required in the ordinary course of performing Services for the Company pursuant to this Agreement.

6.             NONDISCLOSURE OF THIRD-PARTY INFORMATION.

Contractor understands that the Company has received and in the future will receive from third parties information that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of this Agreement and thereafter, Contractor will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company in writing.

7.             NO IMPROPER USE OF MATERIALS.

Contractor agrees not to bring to the Company or to use in the performance of Services any materials or documents obtained by Contractor under a binder of confidentiality imposed by reason of another of Contractor’s contracting relationships, unless such materials or documents are generally available to the public or Contractor has authorization from such client for the possession and unrestricted use of such materials.  Contractor understands that Contractor is not to breach any obligation of confidentiality that Contractor has to present or former clients, and agrees to fulfill all such obligations during the term of this Agreement.

8.             TERM AND TERMINATION.

8.1           Unless previously terminated as set forth in Section 8.2 below, the term of this Agreement shall commence at the Effective Time and shall terminate twelve (12) months thereafter, unless extended by mutual agreement of both parties hereto, which extension or extensions, if made, shall be for an additional twelve months and which in the aggregate may extend the term of this Agreement to up to five years from the Effective Time.

8.2           Either party may terminate this Agreement in the event of a material breach by the other party of this Agreement, if such breach continues uncured for a period of thirty (30) days after written notice of such breach by the nonbreaching party.

9.             EFFECT OF TERMINATION.

9.1           Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve Contractor of Contractor’s obligations under Sections 5 and 6 hereof, nor shall any such termination relieve Contractor or the Company from any liability arising from any breach of this Agreement.

9.2           Upon termination of this Agreement for any reason whatsoever, Contractor shall promptly surrender and deliver to the Company all documents, notes and other materials of any nature pertaining to Contractor’s work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Proprietary Information.

10.           ASSIGNMENT.

The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided that Contractor may not assign or delegate Contractor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

11.           LEGAL AND EQUITABLE REMEDIES.

Because Contractor’s services are personal and unique and because Contractor may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.           GOVERNING LAW; SEVERABILITY.

This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

13.           COMPLETE UNDERSTANDING; MODIFICATION.

This Agreement, the Employment Agreement, all stock option agreements between the Company and Contractor, and the Employee Proprietary Information and Inventions Agreement dated February 3, 1999 constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements, and is entered into without reliance upon any representation, whether oral or written, not stated herein.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

14.           NOTICES.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CALIPER LIFE SCIENCES, INC.		CONTRACTOR

By:	/s/ Stephen Creager	By:	/s/ Daniel L. Kisner, M.D.
	Name: Stephen Creager	Daniel L. Kisner, M.D.
Title: Senior Vice President &
General Counsel